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                                                                   EXHIBIT 5.1

First Bank of South Dakota (National Association)
141 North Main Avenue
Sioux Falls, South Dakota 57117

      Re:   Registration Statement on Form S-1
            File No. 333-1837

Ladies and Gentlemen:

            We have acted as counsel to First Bank of South Dakota (National Association), a national banking association (the "Transferor"), in connection with the preparation of a Registration Statement on Form S-1, File No. 333-1837 (the "Registration Statement"), relating to the registration of Class A Asset Backed Certificates, Series 1997-1, and Class B Asset Backed Certificates, Series 1997-1 (collectively, the "Certificates") to be issued by First Bank Corporate Card Master Trust (the "Trust"). The Certificates are to be issued under a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") substantially in the form filed as Exhibit 4.1 to the Registration Statement, among the Transferor, FBS Card Services, Inc., a Minnesota corporation, as Servicer, and Citibank, N.A., as trustee (the "Trustee"), and a Series 1997-1 Supplement (the "Series 1997-1 Supplement") to the Pooling and Servicing Agreement substantially in the form filed as Exhibit 4.2 to the Registration Statement.

            We have examined the Registration Statement, the Pooling and Servicing Agreement, the Series 1997-1 Supplement and such other documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Certificates, when duly executed, authenticated and delivered in accordance with the terms of the Pooling and Servicing Agreement and the Series 1997-1 Supplement, will be legally and validly issued, and will be binding obligations of the Trust pursuant to the terms of the Pooling and Servicing Agreement and the Series 1997-1 Supplement.

            The opinion set forth above is subject to the following qualifications and exceptions:

            (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.
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First Bank of South Dakota (National Association)
January 31, 1997
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            (b) Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

            Our opinion expressed above is limited to the laws of the State of New York.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated: January 31, 1997
                                          Very truly yours,

                                          /s/ DORSEY & WHITNEY LLP

CFS